EXHIBIT 10.29

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

FIRST AMENDMENT TO

STATEMENT OF WORK NO. ONE

This First Amendment to Statement of Work No. One (“Amendment”), dated December 18, 2017, is by and between HTG Molecular Diagnostics, Inc., with a place of business at 3430 E. Global Loop, Tucson, AZ 85706 (“HTG”), and QIAGEN Manchester Limited, with a place of business at Skelton House, Lloyd Street North, Manchester, United Kingdom (“QIAGEN”).

RECITALS

WHEREAS, the parties entered into that certain Statement of Work No. One, dated June 14, 2017 (the “Agreement”), and the parties now desire to modify their understanding(s) and amend the Agreement.

NOW, THEREFORE, based upon the above premises, and in consideration of the mutual covenants and conditions contained in the Agreement and herein, the parties agree as follows:

1.The last two sentences of Section 2.1 are deleted in their entireties and replaced with the following sentence:

This SOW represents the activities required by both Parties to enable the retrospective testing in the […***…] and […***…] of PHARMA’s […***…] clinical samples from the clinical trial identified in the Sponsor Project Agreement, and the actual retrospective testing of such clinical samples.

2.New Sections 2.2.3 and 2.2.4 are added following Section 2.2.2 as follows:

2.2.3.	Phase 1c: Retrospective testing in […***…] of PHARMA’s […***…] clinical samples.

2.2.4	Phase 1d: Retrospective testing in […***…] of PHARMA’s […***…] clinical samples.

3.Section 3.3.3 is deleted in its entirety and replaced with the following new Section 3.3.3:

3.3.3

Project profit sharing calculations under this SOW will be completed […***…] days following (i) the completion of all milestones in Phases 1a and 1b, and, thereafter, (ii) the end of each calendar quarter during the term of this SOW (each, an “Applicable Period”).  Upon receipt of the final monthly R&D Service Invoice from HTG for the Applicable Period, QIAGEN will prepare an initial calculation of the profit sharing for which HTG and QIAGEN will each be entitled to 50% of Net Profits resulting from successful completion of each milestone in the Applicable Period. The support for this calculation will include documentary evidence of the costs incurred/included by both QIAGEN and HTG, including copies of invoices received from third parties and subcontractors; timesheets and support for wage rate calculations. The calculation will be prepared and completed within […***…] days of approval of the final milestone of the Applicable Period to allow the parties to meet and review applicable books of account, where appropriate, to take into account any adjustments from the review of the documentary evidence and agree the net profits and net revenues for any development milestones completed through the Applicable Period by the […***…] day after the end of the Applicable Period. Upon agreement by both parties on the profit sharing amount, HTG will issue an invoice to QIAGEN containing the relevant purchase order number provided by QIAGEN for HTG’s portion of the profit sharing amount. QIAGEN shall distribute the invoiced amount within […***…] days of invoice receipt.

4.This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.  Facsimile or other electronically transmitted signatures shall be deemed original signatures.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by a duly authorized representative.

HTG MOLECULAR DIAGNOSTICS, INC. By:/s/ Timothy B. Johhson Timothy B. Johnson President and Chief Executive Officer Date: December 18, 2017	QIAGEN MANCHESTER LIMITED By: /s/ Roland Sackers Name: Roland Sackers Title: Chief Financial Officer Date: December 18, 2017